Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 2nd QUARTER 2013 RESULTS;

PROVIDES 3rd QUARTER AND UPDATED 2013 OUTLOOK

Boca Raton, Florida, August 1, 2013

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2013. Highlights of the results include:

Second quarter over year earlier period:

•	Site leasing revenue growth of 37%

•	Tower Cash Flow growth of 34%

•	Net loss decreased from $54 million to $36 million

•	Adjusted EBITDA growth of 38%

•	AFFO Per Share growth of 28%

“The second quarter was another strong one for SBA,” commented Jeff Stoops, President and CEO. “Our domestic customers continue to stay very busy, with both high levels of 4G amendment activity on existing macro sites and an increasing amount of new macro site deployment activity. Activity in our international markets was strong as well. Based on our existing backlogs, we expect continued strength in both our leasing and services segments for the remainder of 2013 and into 2014. We expect our portfolio growth will accelerate materially in the second half of 2013, primarily as a result of our recently announced Oi transaction in Brazil, which upon its anticipated closing later this year will result in us once again surpassing our annual portfolio growth goals. We expect the combination of strong continued customer activity and material portfolio growth will allow us to finish 2013 with, and position 2014 for, material growth in site leasing revenue, adjusted EBITDA, AFFO and AFFO per share.”

Operating Results

Total revenues in the second quarter of 2013 were $324.3 million compared to $229.1 million in the year earlier period, an increase of 41.6%. Site leasing revenue of $279.5 million (including $9.9 million of pass through reimbursable expenses) was up 37.4% over the year earlier period. Site leasing Segment Operating Profit of $211.7 million was up 33.3% over the year earlier period. Site leasing contributed 96.0% of the Company’s total Segment Operating Profit in the second quarter of 2013. Site development revenues were $44.8 million in the second quarter of 2013 compared to $25.6 million in the year earlier period, a 75.2% increase. Site development Segment Operating Profit Margin was 19.8% in the second quarter of 2013 compared to 16.1% in the year earlier period.

Tower Cash Flow for the second quarter of 2013 was $203.9 million, a 33.8% increase over the year earlier period. Tower Cash Flow Margin for the second quarter of 2013 was 77.6% compared to 79.3% in the year earlier period.

Net loss for the second quarter of 2013 was $35.9 million or $0.28 per share compared to $53.5 million or $0.44 per share in the year earlier period.

Adjusted EBITDA in the second quarter of 2013 was $196.4 million compared to $142.9 million in the year earlier period, an increase of 37.5%. Adjusted EBITDA Margin was 63.9% in the second quarter of 2013 compared to 65.6% in the year earlier period.

Net Cash Interest Expense was $62.4 million in the second quarter of 2013 compared to $43.9 million in the year earlier period.

AFFO increased 35.9% to $129.5 million in the second quarter of 2013 compared to $95.3 million in the second quarter of 2012. AFFO per share increased 28.2% to $1.00 in the second quarter of 2013 compared to $0.78 in the second quarter of 2012.

Investing Activities

During the second quarter of 2013, SBA purchased 44 tower sites and the rights to 6 additional communication sites for $36.4 million in cash. SBA also built 80 towers and decommissioned 76 towers during the second quarter of 2013. As of June 30, 2013, SBA owned 17,587 towers and managed or leased approximately 4,900 actual or potential additional communication sites. In addition, the Company spent $14.6 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the second quarter of 2013 were $81.0 million, consisting of $3.9 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $77.1 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to the second quarter of 2013, the Company acquired 5 towers and related assets and liabilities and the rights to manage 3 additional communication sites for an aggregate consideration of $5.4 million in cash. In addition to the Company’s previously announced agreement to purchase the exclusive use rights for 2,113 towers in Brazil from Oi SA for approximately R$686.7 million, the Company has agreed to purchase in the U.S. and internationally 299 towers and the rights to manage 5 additional communication sites for an aggregate amount of $162.1 million. The Company anticipates that these acquisitions will be consummated by the end of the fourth quarter of 2013.

Financing Activities and Liquidity

On April 18, 2013, the Company, through its existing SBA Tower Trust, sold $1.33 billion in Secured Tower Revenue Securities (the “2013 Tower Securities”). The 2013 Tower Securities have a blended interest rate of 3.218% and a weighted average life through the anticipated repayment date of 7.2 years. The net proceeds from this offering were used to repay the $100.0 million outstanding balance under the Company’s Revolving Credit facility, to repay $500.0 million of Term Loans under the Company’s Senior Credit Agreement, and to satisfy the unhedged obligations in connection with the Company’s 1.875% Convertible Senior Notes due 2013.

SBA ended the second quarter with $5.7 billion of total debt, $231.2 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $5.5 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.0x and 4.4x, respectively.

As of June 30, 2013, the Company had no amounts outstanding under the Revolving Credit Facility, and the amount available under the facility was $770.0 million, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing.

During the second quarter, SBA spent $23.6 million to early settle a portion of the outstanding warrants scheduled to mature during the third and fourth quarter. There were approximately 2.7 million shares underlying the settled warrants, or approximately 20% of the total outstanding warrants.

During the second quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its third quarter 2013 Outlook and updating its Full Year 2013 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2013 Outlook for discretionary cash capital expenditures assumes the acquisition of only those tower assets under contract at the time of this press release, including the Oi acquisition. The substantial majority of these acquisitions are assumed to close at the end of the year. The Company intends to spend additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2013 guidance. The Company’s 2013 Outlook includes new tower builds in the U.S. and internationally of 380 to 400 towers. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.28 Brazilian Reais to 1.0 U.S. Dollar for the third and fourth quarters of 2013.

	Quarter ending			Full
	September 30, 2013			Year 2013
	($’s in millions)
Site leasing revenue(1)	$279.5	to	$284.5	$1,117.0	to	$1,127.0
Site development revenue	$35.0	to	$45.0	$150.0	to	$165.0
Total revenues	$314.5	to	$329.5	$1,267.0	to	$1,292.0
Tower Cash Flow	$203.0	to	$208.0	$813.0	to	$823.0
Adjusted EBITDA	$193.5	to	$198.5	$776.0	to	$786.0
Net cash interest expense(2)	$61.5	to	$63.5	$241.0	to	$251.0
Non-discretionary cash capital expenditures(3)	$3.7	to	$4.7	$14.5	to	$19.5
AFFO	$123.5	to	$132.5	$500.0	to	$526.0
Discretionary cash capital expenditures(4)	$84.0	to	$94.0	$805.0	to	$845.0

(1)

The Company’s Outlook for site leasing revenue reflects $10.0 and $40.0 million of pass through reimbursable expenses, at the midpoint, for the quarter ending September 30, 2013 and full year 2013 Outlook, respectively.

(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, August 2, 2013 at 10:00 AM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, August 2, 2013 at 10:00 AM (EDT)
Dial-in number:	(800) 230-1059
Conference call name:	SBA Second Quarter Results
Replay:	August 2, 2013 at 1:00 PM (EDT) through August 16, 2013 at 11:59 PM (EDT)
Number:	(800) 475-6701
Access Code:	296523
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding the Company’s expectations regarding (i) continued strength in the leasing and services segments for the remainder of 2013, (ii) portfolio growth in the second half of 2013, (iii) the Company’s financial and operational guidance for the third quarter of 2013 and full year 2013, (iv) timing for closing for currently pending acquisitions, including the Oi transaction, (v) spending additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, (vi) customer activity levels during the remainder of 2013, (vii) the Company’s assumptions regarding Brazil’s foreign exchange rates, and (viii) its ability to finish 2013 and be positioned in 2014 for material growth in site leasing revenue, adjusted EBITDA, AFFO and AFFO per share. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2013.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired towers into its business and to achieve the financial results projected in its valuation models for the acquired towers; (3) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (4) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (5) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (6) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (7) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (8) the Company’s ability to acquire land underneath towers on terms that are accretive; (9) the Company’s ability to realize economies of scale from its tower portfolio; (10) the Company’s ability to comply with covenants and the terms of its credit instruments; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (12) the continued dependence on towers and outsourced site development services by the wireless carriers, and (13) the Company’s ability to protect its rights to land under its towers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the

Company’s ability to build 380 to 400 towers in 2013. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Revenues:
Site leasing	$279,501	$203,581	$553,005	$376,504
Site development	44,804	25,566	84,372	45,133

Total revenues	324,305	229,147	637,377	421,637

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	67,784	44,759	135,885	80,166
Cost of site development	35,941	21,446	68,535	38,232
Selling, general, and administrative(1)	21,507	17,744	41,938	34,959
Asset impairment and decommission costs	6,493	646	10,215	995
Acquisition related expenses	1,957	15,816	7,779	16,160
Depreciation, accretion, and amortization	141,089	93,998	266,725	176,098

Total operating expenses	274,771	194,409	531,077	346,610

Operating income	49,534	34,738	106,300	75,027

Other income (expense):
Interest income	697	37	1,338	84
Interest expense	(63,117)	(43,902)	(122,582)	(86,150)
Non-cash interest expense	(12,144)	(17,416)	(29,509)	(34,407)
Amortization of deferred financing fees	(3,923)	(3,661)	(7,527)	(6,094)
Loss from extinguishment of debt, net	(5,618)	(27,149)	(5,760)	(27,149)
Other income, net	547	4,972	699	4,984

Total other expense, net	(83,558)	(87,119)	(163,341)	(148,732)

Loss before provision for income taxes	(34,024)	(52,381)	(57,041)	(73,705)
Provision for income taxes	(1,875)	(2,453)	(1,234)	(3,780)

Loss from continuing operations	(35,899)	(54,834)	(58,275)	(77,485)
Income from discontinued operations, net of income taxes	—	1,380	—	1,380

Net loss	(35,899)	(53,454)	(58,275)	(76,105)

Less: Net (income) loss attributable to the noncontrolling interest	—	(18)	—	2

Net loss attributable to SBA Communications Corporation	$(35,899)	$(53,472)	$(58,275)	$(76,103)

Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.28)	$(0.45)	$(0.46)	$(0.67)
Income from discontinued operations	—	0.01	—	0.01

Net loss per common share	$(0.28)	$(0.44)	$(0.46)	$(0.66)

Basic and diluted weighted average number of common shares	127,713	121,318	127,387	116,374

(1)	Includes non-cash compensation of $4,874 and $3,804 for the three months ended June 30, 2013 and 2012, respectively, and $8,691 and $6,815 for the six months ended June 30, 2013 and 2012, respectively.

The accompanying condensed notes are an integral part of these consolidated financial statements.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$189,442	$233,099
Restricted cash	36,378	27,708
Short-term investments	5,388	5,471
Accounts receivable, net of allowance of $374 and $246 at June 30, 2013 and December 31, 2012, respectively	47,783	39,099
Costs and estimated earnings in excess of billings on uncompleted contracts	35,654	23,644
Prepaid and other current assets	37,439	39,542

Total current assets	352,084	368,563

Property and equipment, net	2,570,407	2,671,317
Intangible assets, net	3,088,296	3,134,133
Deferred financing fees, net	79,799	66,324
Other assets	393,920	355,280

Total assets	$6,484,506	$6,595,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$10,000	$475,351
Accounts payable	24,101	27,694
Accrued expenses	39,979	42,052
Deferred revenue	72,739	76,668
Accrued interest	46,439	46,233
Other current liabilities	19,640	195,690

Total current liabilities	212,898	863,688

Long-term liabilities:
Long-term debt	5,631,209	4,880,752
Other long-term liabilities	204,662	186,475

Total long-term liabilities	5,835,871	5,067,227

Commitments and contingencies
Redeemable noncontrolling interest	—	11,711

Stockholders’ equity (deficit)
Common stock - Class A, par value $0.01, 400,000 shares authorized, 127,784 and 126,933 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1,278	1,269
Additional paid in capital	2,969,083	3,111,107
Accumulated deficit	(2,520,451)	(2,462,176)
Accumulated other comprehensive income, net	(14,173)	2,791

Total shareholders’ equity	435,737	652,991

Total liabilities and shareholders’ equity	$6,484,506	$6,595,617

The accompanying condensed notes are an integral part of these consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months
	ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,899)	$(53,454)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income taxes	—	(1,380)
Depreciation, accretion, and amortization	141,089	93,998
Non-cash interest expense	12,144	17,416
Deferred income tax expense	406	1,375
Non-cash asset impairment and decommission costs	4,534	646
Non-cash compensation expense	4,930	3,850
Provision for doubtful accounts	199	—
Amortization of deferred financing fees	3,923	3,661
Loss from extinguishment of debt, net	5,618	27,149
Other non-cash items reflected in the Statements of Operations	(959)	(4,614)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(6,588)	(2,605)
Prepaid and other assets	(15,222)	(23,425)
Accounts payable and accrued expenses	2,203	7,890
Accrued interest	6,495	38
Other liabilities	11,058	12,184

Net cash provided by operating activities	133,931	82,729

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(47,177)	(900,243)
Capital expenditures	(33,779)	(23,435)
Other investing activities	(1,095)	(1,286)

Net cash used in investing activities	(82,051)	(924,964)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under Revolving Credit Facility	(100,000)	84,000
Proceeds from Mobilitie Bridge Loan, net of fees	—	395,000
Repurchase of 2016 Notes and 2019 Notes	—	(283,828)
Proceeds from 2012 Term Loan, net of fees	—	197,310
Repayment of Term Loans	(502,500)	(1,250)
Proceeds from bankruptcy claim on convertible hedge	540	4,648
Proceeds from employee stock purchase/stock option plans	1,780	7,841
Principal payments under capital lease obligations	(477)	(357)
Payment of deferred financing fees	(417)	(1,223)
Payments on settlement of convertible debt	(794,996)	—
Proceeds from settlement of convertible note hedges	137,623	—
Payments for early unwind of common stock warrants	(23,648)	—
Proceeds from issuance of Tower Securities	1,305,935	—
Payment of restricted cash relating to SBA Tower Trust	(7,333)	—

Net cash provided by financing activities	16,507	402,141

Effect of exchange rate changes on cash and cash equivalents	(1,175)	(101)
Net cash provided by discontinued operations from operating activities	—	1,380
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	67,212	(438,815)
CASH AND CASH EQUIVALENTS:
Beginning of period	122,230	525,554

End of period	$189,442	$86,739

(continued)

	For the three	For the six
	months ended	months ended
	June 30, 2013	June 30, 2013
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$18,053	$41,424
Tower upgrades/augmentations	11,779	20,099
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	3,047	6,093
General corporate expenditures	900	2,586

Total non-discretionary capital expenditures	3,947	8,679

Total capital expenditures	$33,779	$70,202

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”), and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, 8.25% Notes, 5.625% Notes, and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the tower industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other tower companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months		For the three months
	ended June 30,		ended June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Segment revenue	$279,501	$203,581	$44,804	$25,566
Segment cost of revenues (excluding depreciation, accretion and amortization)	(67,784)	(44,759)	(35,941)	(21,446)

Segment operating profit	$211,717	$158,822	$8,863	$4,120

Segment operating profit margin	75.7%	78.0%	19.8%	16.1%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months
	ended June 30,
	2013	2012
	(in thousands)
Site leasing revenue	$279,501	$203,581
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(67,784)	(44,759)

Site leasing segment operating profit	211,717	158,822
Non-cash straight-line leasing revenue	(16,833)	(11,508)
Non-cash straight-line ground lease expense	9,009	5,027

Tower Cash Flow	$203,893	$152,341

The calculation of Tower Cash Flow Margin is as follows:

	For the three months
	ended June 30,
	2013	2012
	(in thousands)
Site leasing revenue	$279,501	$203,581
Non-cash straight-line leasing revenue	(16,833)	(11,508)

Site leasing revenue minus non-cash straight-line leasing revenue	$262,668	$192,073

Tower Cash Flow	$203,893	$152,341

Tower Cash Flow Margin	77.6%	79.3%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months
	ended June 30,
	2013	2012
	(in thousands)
Net loss	$(35,899)	$(53,454)
Non-cash straight-line leasing revenue	(16,833)	(11,508)
Non-cash straight-line ground lease expense	9,009	5,027
Non-cash compensation	4,930	3,850
Loss from extinguishment of debt, net	5,618	27,149
Other income	(547)	(4,972)
Acquisition related expenses	1,957	15,816
Asset impairment and decommission costs	6,493	646
Interest income	(697)	(37)
Total interest expense (1)	79,184	64,979
Depreciation, accretion, and amortization	141,089	93,998
Provision for taxes (2)	2,084	2,762
Income from discontinued operations	—	(1,380)

Adjusted EBITDA	$196,388	$142,876

Annualized Adjusted EBITDA (3)	$785,552	$571,504

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2013 and 2012, these amounts included $210 and $308, respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended June 30,
	2013	2012
	(in thousands)
Total revenues	$324,305	$229,147
Non-cash straight-line leasing revenue	(16,833)	(11,508)

Total revenues minus non-cash straight-line leasing revenue	$307,472	$217,639

Adjusted EBITDA	$196,388	$142,876

Adjusted EBITDA Margin	63.9%	65.6%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended June 30,
	2013	2012
	(in thousands)
Net loss	$(35,899)	$(53,454)
Less: Net income from discontinued operations	—	(1,380)
Adjusted tax provision(1)	966	1,460
Real estate related depreciation, amortization, and accretion	139,923	93,046

FFO	$104,990	$39,672

Adjustments to FFO:
Non-cash straight-line leasing revenue	(16,833)	(11,508)
Non-cash straight-line ground lease expense	9,009	5,027
Non-cash compensation	4,930	3,850
Loss from extinguishment of debt, net	5,618	27,149
Other (income) expense	(547)	(4,972)
Acquisition related expenses	1,957	15,816
Asset impairment and decommission costs	6,493	646
Non-real estate related depreciation, amortization, and accretion	1,166	952
Amortization of deferred financing costs and debt discounts	16,067	21,077
Interest deemed paid upon conversion of convertible notes	549	—
Non-discretionary cash capital expenditures	(3,947)	(2,441)

AFFO	$129,452	$95,268

Weighted average number of common shares(2)	128,916	122,691

AFFO per share	$1.00	$0.78

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

	June 30, 2013
	(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2011 Term Loan B (carrying value of $180,201)	180,529
2012-1 Term Loan A (carrying value of $190,000)	190,000
2012-2 Term Loan B (carrying value of $109,725)	109,971

Total secured debt	3,650,500

4.0% Convertible Senior Notes (carrying value of $448,988)	499,973
8.25% 2019 Senior Notes (carrying value of $242,295)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000

Total unsecured debt	2,043,723

Total debt	$5,694,223

Leverage Ratio

Total debt	$5,694,223
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	231,208

Net debt	$5,463,015

Divided by: Annualized Adjusted EBITDA	$785,552

Leverage Ratio	7.0	x

Secured Leverage Ratio

Total secured debt	$3,650,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	231,208

Net Secured Debt	$3,419,292

Divided by: Annualized Adjusted EBITDA	$785,552

Secured Leverage Ratio	4.4	x